SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   INTERNATIONAL SYNERGY HOLDING COMPANY, LTD.

             (Exact name of registrant as specified in its charter)

                                     NEVADA
          -------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   94-2906927
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                             31847 Broad Beach Road
                                Malibu, CA 90265
             ------------------------------------------------------
             (Address of Principal Executive Offices, and Zip Code)

                              CONSULTING AGREEMENTS

                              (Full title of Plan)

                                                               Copy to:
               Kenta Rooks                                    David Loev
International Synergy Holding Company, Ltd.               Vanderkam & Sanders
         31847 Broad Beach Road                        440 Louisiana, Suite 475
            Malibu, CA 90265                              Houston, TX  77002
             (310) 589-8030                                  (713)547-8900
      (Name, address and telephone
      number of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of securities     Amount to be     Proposed Maximum    Proposed Aggregate    Amount of
To be Registered        Registered       Offering Price Per  Offering Price        Registration Fee
--------------------    -------------    ------------------  -------------------   ----------------
Common Stock            175,000          $1.50(1)                   $262,000         $65.63
Common Stock
Underlying Warrants     100,000          $ .50                     $  50,000         $12.50
Total                   275,000                                     $312,000         $78.13


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The Offering price is based on the average bid and asked price as reported on the Nasdaq Electronic Bulletin Board on September 28, 2001.

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following  documents  with the Securities and Exchange
Commission: Quarterly Report on Form 10-Q filed July 26, 2001; Quarterly Report on form 10-Q filed April 16, 2001; Notification of Reverse Split on Form 8-K filed August 29, 2001, and amendments thereto, Notification of Change of Control of Registrant ISYH on Form 8-K filed April 12, 2001. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The  Company's  Common Stock  trades on the OTC Bulletin  Board under the symbol
ISYH.

Item 4. Description of Securities.

COMMON STOCK

As of September 21, 2001, approximately 3,786,390 shares of Common Stock were outstanding.

The Company is authorized to issue 20 million shares of Common Stock, $0.001 par value. The presently outstanding shares of Common Stock are fully paid and non-assessable.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other modicum. The Board of Directors may fix in advance a record date, as provided in Section 1.06 of the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

Preemptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

DISSENTERS' RIGHTS

Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales and liquidating distributions.

PREFERRED STOCK

The Company is not currently authorized to issue Preferred Stock.

REGISTRAR AND TRANSFER AGENT

The Company's registrar and transfer agent is Pacific Stock Transfer Company, 5844 S. Pecos Road #D, Las Vegas, NV 89120, 702-361-3033.

Item 5. Interests of Named Experts and Counsel.


None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.


Not applicable.

Item 8. Exhibits.

4.1  Consulting Agreement dated July 27, 2001, with Joy W. Kimbell

4.2  Consulting Agreement dated September 21, 2001 with Mark White

5.1 Opinion and consent of Vanderkam & Sanders re: the validity of the shares being registered.

10.1 Warrant Agreement with Joy W. Kimbell

23.1 Consent of Vanderkam & Sanders(included in Exhibit 5.1)

23.2 Consent of Andrew M. Smith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan' s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on September 28, 2001.

International Synergy Holding Company, Ltd. (Registrant)


By:      /s Kenta Rooks
----------------------------------
Kenta Rooks, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                     Title                              Date

/s/ Kenta Rooks               President                     September 28, 2001
---------------------------
Kenta Rooks


/s/ Hiroko Sagawa Corporate   Secretary                     September 28, 2001
--------------------------
Hiroko Sagawa